Exhibit 99.1
OLD FORT BAY, BOX N-7776
NASSAU, NP, THE BAHAMAS
STUART W. RAY
November 9, 2008
Gary C. Evans, Chairman
GreenHunter Energy, Inc.
1048 Texan Trail
Grapevine, TX 76051
Dear Gary:
     GreenHunter Energy, Inc. faces may complex issues. This has been made more difficult lately due to the deterioration of the capital markets. In this environment, and as I look forward, the responsibilities of the Board will require more time than I can devote, given my other personal and professional commitments. Thus, it is with considerable thought that I tender my resignation from the Board of GreenHunter Energy, Inc., effective immediately.
     GreenHunter is at the forefront leading the nation’s efforts at energy independence through its renewable energy projects and I wish you every success. Please give the other Members of the Board my best wishes when you advise them of my resignation.
Sincerely,
/s/ Stuart W. Ray
CC: Dahr Jamail, Esq.